Exhibit 4(b)




         AMENDMENT NO. 1 TO THE 1995 NON-QUALIFIED STOCK OPTION PLAN


     The 1995 Non-Qualified Stock Option Plan is hereby amended to increase the number of shares authorized by 3,500,000 shares, making the total number of authorized shares 5,000,000, and the expiration date is changed to December 31, 2010, as of this 2nd day of November, 1997.


                                          BUTLER NATIONAL CORPORATION

                                          By:/S/Clark D. Stewart
                                          Clark D. Stewart
                                          President and Chief Executive Officer